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EXHIBIT 99         PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: William R. Williams, President and CEO or Jay Rife, Executive Vice President & CFO
         Phone: 1-330-532-1517

                         GRAND CENTRAL FINANCIAL CORP.
                         ANNOUNCES QUARTERLY DIVIDEND

      Wellsville, Ohio, March 20, 2000 - - Grand Central Financial Corp. (Nasdaq
SmallCap: GCFC) announced today that its Board of Directors, at their meeting on March 16, 2000, declared a cash dividend of $0.06 per share on its common stock payable April 13, 2000 to stockholders of record at the close of business on March 30, 2000.

      As of the end of the first quarter 2000, Grand Central Financial Corp. had 1,841, 923 shares of common stock outstanding which will represent a total dividend paid of $110,515.38.

      Grand Central Financial Corp. just completed a tax free return of capital of $6.00 per share to shareholders of record on March 6, 2000 payable March 17, 2000 with an ex-dividend date of March 20, 2000.

      Additionally, Grand Central Financial Corp initiated and completed a 5% stock buy-back in August 1999. 96,943 shares were purchases at an average price of $13.25 or $1,284,494.75. Also, 4% or 77,554 shares were purchased for the MRP at an average price of $13.25 or $1,027,590. This resulted in a reduction of the number of shares outstanding thereby increasing the book value per share to $18.21. Another buy-back of 92,096 shares is scheduled for later this month or early April.

      Grand Central Financial Corp, a holding company owning all of the shares of Central Federal Savings and Loan Association of Wellsville, Ohio, was formed in connection with the mutual to stock conversion of Central Federal completed on December 30, 1998.

      Central Federal Savings & Loan, organized in 1892, operates three offices located within Columbiana and Jefferson Counties, Ohio.

      Statements contained in this news release, which are not historical facts, contain forward- looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.